Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED
DECEMBER 31, 2010, 2009 AND 2008

DESCRIPTION	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2010	$1,178,220	$730,197	$(1,040,417	)(1)	$868,000
Year ended December 31, 2009	$2,026,000	$1,729,688	$(2,577,468	)(1)	$1,178,220
Year ended December 31, 2008	$973,650	$1,845,828	$(793,478	)(1)	$2,026,000

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2010	$582,343	$-	$(52,000)		$530,343
Year ended December 31, 2009	$640,068	$-	$(57,725)		$582,343
Year ended December 31, 2008	$502,292	$137,776	$-		$640,068

ALLOWANCE FOR DISCOUNTS AND RETURNS
Year ended December 31, 2010	$1,152,187	$16,024,392	$(14,701,605)		$2,474,974
Year ended December 31, 2009	$1,606,882	$14,087,641	$(14,542,336)		$1,152,187
Year ended December 31, 2008	$1,451,395	$20,360,960	$(20,205,473)		$1,606,882

(1) Amount charged off, net of recoveries